EXHIBIT 99.1

FOR RELEASE April 14, 2014

SOURCE: Uni-Pixel, Inc.

UniPixel Appoints Jeff Hawthorne as President and Chief Executive Officer

THE WOODLANDS, Texas — April 14, 2014 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films™ to the touch screen, flexible printed electronics and display markets, has appointed flat panel display industry veteran Jeff Hawthorne as chief executive officer, president and director.

Hawthorne, who has been acting as an operational consultant for the company, succeeds Bernard Marren and Carl Yankowski, who were serving as interim co-CEO and co-president. Marren will remain chairman of the board and Yankowski will continue to serve as a company director. Marren will also return to the position of chairman of the compensation committee, with Yankowski returning to chairman of the audit committee.

Hawthorne brings to UniPixel more than 33 years of senior management and advanced technology product development experience, including leading the introduction of innovative, commercially successful products in the flat panel display, manufacturing equipment industry.

“Jeff’s extensive experience in leading cross-functional, international organizations engaged in creating market-leading technology fits perfectly with our present stage of development and the challenges we face ahead,” said Marren. “His proven ability to introduce and commercialize flat panel display, high volume manufacturing equipment as head of Photon Dynamics will come to bear as we work towards finalizing a reliable, high-volume, roll-to-roll production process for our pro-cap, multi-touch sensor films.”

At Photon Dynamics, Hawthorne had risen through the ranks, from inspection system applications engineer to VP of development and president of its image processing division, then eventually president and CEO of the company before it was acquired by Orbotech for $290 million. The company was the leading supplier of test, repair and inspection equipment for the flat panel display industry, with 350 employees and operations in Japan, Korea, Taiwan and China. As president and CEO, he oversaw multiple new product introductions, which drove the company’s market share to 80%, and grew annual revenues from $70 million to $180 million.

After Photon Dynamics, he served as senior vice president and general manager of the MOCVD business unit at Veeco, where he was responsible for revenue of $300 million and 350 employees.

“In my role as operational consultant, over the last several weeks I have met extensively with the management and staff of UniPixel and its manufacturing partner, Kodak,” said Hawthorne. “I have learned a great deal about the company’s process development activities and the significant market potential of UniPixel’s touch sensors for Smartphones, tablets, notebooks and all-in-one product applications. I am impressed by the company’s culture of innovation and its drive to succeed. I believe there is a strong technical foundation for the touch sensor product that we can build from to overcome the challenges of volume production. I look forward to leading the company through this critical stage of its development.”

Earlier in his career, Hawthorne held various technical and management roles at companies in flat panel display engineering consulting and the development of custom thin film deposition equipment used for semiconductor, solar and wear coating applications.

Hawthorne currently serves as a director on the board of directors at Iteru Systems, a developer of a unique enterprise data management platform. He is also a member of the visiting committee for Dean of Engineering School at the University of Rochester, as well as a member of the selection panel at the University of Rochester Technology Development Fund.

Hawthorne holds a Master of Science in Optical Engineering from the University of Rochester, Institute of Optics and a Bachelor of Science, Cum Laude, in Engineering Physics from the University of Colorado, Boulder. He also attended the Stanford Executive Program at Stanford University’s Graduate School of Business. Hawthorne is also an inventor on seven patents in automated machine vision technology for inspection and test of flat panel displays.

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ: UNXL) delivers Performance Engineered Films to the Display and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's roll-to-roll electronics manufacturing process prints fine line conductive elements on thin films. The company is marketing its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and potentially under private label or Original Equipment Manufacturers (OEM) brands. For further information, visit www.unipixel.com.

Forward-looking Statements
All statements in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the companies’ respective Annual Report on Form 10-K for the year ended December 31, 2013. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the companies’ respective Annual Report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K.

Trademarks in this release are the property of their respective owners.

Investor Relations Contact:
Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com